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                                                               EXHIBIT (23) (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman LaSalle Monthly Dividend Real Estate Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-105799 on Form N-1A of Seligman LaSalle Real Estate Fund Series, Inc. of our report dated March 1, 2006, relating to the financial statements and financial highlights of Seligman LaSalle Monthly Dividend Real Estate Fund appearing in the Annual Report on Form N-CSR of Seligman LaSalle Monthly Dividend Real Estate Fund for the year ended
December 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
April 25, 2006